Exhibit 10.30

State of Missouri

SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is entered into as of March 1st 2026 (the “Effective Date”), by and between Michelle Yanez, located at 5302 Sutteridge Ct. Durham, NC. 27713 (“Service Provider”), and Verde Renewables Inc., located at 8112 Maryland Ave, Suite 400, St. Louis, MO 63105 (“Client”). Each of the Service Provider and Client may be referred to herein individually as a “Party” and collectively as the “Parties.”

1. Engagement. The Service Provider agrees to act as a Senior Advisor on Capital Markets, Finance, and Securities and Exchange Commission (SEC) Compliance for the Client, its parent, and affiliated entities.

Responsibilities include, but are not limited to:

Description of Role
●	Strategic advisory relating to the Company’s potential uplisting to the Nasdaq Capital Market or other national exchange
●	Preparation for exchange listing requirements, including corporate governance, board committee structuring, and compliance readiness
●	Ongoing monitoring of Nasdaq listing qualification standards and related compliance requirements
●	Coordination and support for SEC reporting obligations, including Forms 10-K, 10-Q, 8-K, and related disclosures
●	Assistance with implementation and optimization of enterprise resource planning (ERP), payroll, and financial systems
●	Oversight and support for general accounting operations and financial reporting processes
●	Development and improvement of internal controls, financial processes, and reporting frameworks
●	Assistance with audit preparation and coordination with external auditors and advisors
●	Capital markets and investor readiness support, including financial materials and data preparation as needed
●	General finance and operational advisory services as requested by the Company from time to time

Standard of Services. All services shall be performed with reasonable promptness, diligence, and a level of proficiency expected of a consultant with the Service Provider’s experience.

Tools, Instruments and Equipment. Service Provider shall provide Consultant’s own tools, instruments and equipment and place of performing the Services, unless otherwise agreed between the Parties.

Representation and Warranty. Service Provider represents and warrants to the Client that it is under no contractual or other restrictions or obligations which are inconsistent with the execution of this Agreement or which will interfere with the performance of the Services.

2. Term and Termination. This Agreement shall commence on the Effective Date and continue on an ongoing basis. Either Party may terminate this Agreement with thirty (30) days’ prior written notice.

The Client may terminate immediately upon:

●	Material breach of the Agreement
●	Serious misconduct or illegal activity affecting the Company’s reputation
●	Commission or conviction of a criminal offense punishable by imprisonment

3. Compensation and Independent Contractor

●	Base Salary: $9,500 per month, payable in 50% cash and 50% in Verde Resources Inc. (VRDR) stocks

Service Provider agrees that all Services will be rendered by it as an independent contractor and that this Agreement does not create an employer-employee relationship between the Service Provider and the Company. Service Provider shall have no right to receive any employee benefits provided by the Company to its employees. Service Provider agrees to pay all taxes due in respect of the Consultancy Fee and to indemnify the Client in respect of any obligation that may be imposed on the Company to pay any such taxes or resulting from Service Provider’s being determined not to be an independent contractor.

4. Force Majeure

Neither Party shall be liable for delays or failure to perform obligations under this Agreement due to causes beyond their reasonable control, including but not limited to acts of God, war, strikes, government regulations, or natural disasters.

5. Reimbursement of Expenses

The Client shall reimburse the Service Provider for reasonable and necessary travel or incidental expenses only when such expenses are pre-approved in writing by the Client.

6. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri.

7. Dispute Resolution

Any disputes arising under or in connection with this Agreement shall first be addressed through good-faith mediation before pursuing any legal remedy.

8. Assignment

The Services to be performed by Service Provider hereunder are personal in nature, and Company has engaged Service Provider as a result of consultant’s expertise relating to such Services. Service Provider, therefore, agrees that it will not assign, sell, transfer, delegate or otherwise dispose of this Agreement or any right, duty or obligation under this Agreement without the Company’s prior written consent. Nothing in this Agreement shall prevent the assignment by the Company of this Agreement or any right, duty or obligation hereunder to any third party.

9. Waiver

No waiver of any provision of this Agreement shall be valid unless made in writing. Waiver of any breach shall not constitute a waiver of any other or subsequent breach.

10. Confidentiality

Consultant shall maintain confidentiality of all non-public Company information for 5 years after termination and indefinitely for any trade secrets.

IN WITNESS WHEREOF, the Parties have executed this agreement as of the date first written above. CLIENT: Verde Renewables Inc.

EIN #: 87-2135909

By: /s/ Jack Wong

Name: Jack Wong

Title: Chief Executive Officer

Service Provider

By:	/s/ Michelle Yanez
Name:	Michelle Yanez